UNITED STATES	OMB APPROVAL
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Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2013

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 13, 2013, the Board of Directors (the “Board”) of TriMas Corporation, a Delaware corporation (the “Company”), increased the size of the Board from six to eight directors and elected Nancy Gougarty as a Class I director of the Company and elected Nick Stanage as a Class III director of the Company, each effective as of November 1, 2013. Ms. Gougarty presently serves as president and chief operating officer of Westport Innovations Inc., a natural gas engine and vehicle manufacturer, and Mr. Stanage presently serves as president and chief executive officer of Hexcel Corporation, a manufacturer of materials used in commercial aerospace, space and defense and industrial applications.
As a Class I director, Ms. Gougarty's initial term will expire at the Company's 2016 annual meeting, or until her successor is elected and qualified or until her earlier resignation or removal. As a Class III director, Mr. Stanage's initial term will expire at the Company's 2015 annual meeting, or until his successor is elected and qualified or until his earlier resignation or removal. Each of Ms. Gougarty and Mr. Stanage will join the Audit Committee, Compensation Committee and Corporate Governance & Nominating Committee of the Board, effective as of November 1, 2013.
As non-employee directors, each of Ms. Gougarty and Mr. Stanage will receive compensation in the same manner as the Company's other non-employee directors, which compensation the Company previously disclosed in its Proxy Statement for the Company's 2013 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 5, 2013.
The Company's press release dated September 17, 2013 announcing the elections is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated September 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date: September 19, 2013	By:	/s/ Joshua A. Sherbin
	Name:	Joshua A. Sherbin
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 17, 2013.